Exhibit 99.1

Tesoro Logistics Closes the Acquisition of the Second Portion of Los Angeles Logistics Assets

SAN ANTONIO – December 6, 2013 - Tesoro Corporation (NYSE:TSO) and Tesoro Logistics LP (NYSE:TLLP) (the “Partnership” or “TLLP”) today announced that TLLP has closed the acquisition of the majority of the remaining Los Angeles logistics assets (“Los Angeles Logistics Assets”) owned by Tesoro’s subsidiary, Tesoro Refining & Marketing Company LLC, for total consideration of $650 million.

The Partnership expects that the Los Angeles Logistics Assets will contribute an estimated EBITDA of $60 million to $65 million in its first full year of operation and annual EBITDA of $65 million to $75 million thereafter as a result of expected synergies to be gained from the integration of Tesoro’s Los Angeles downstream business. Annual maintenance capital expenditures are expected to be $10 million to $14 million. For 2014 and 2015, TLLP expects capital reimbursements from Tesoro of approximately $7 million per year.

The Los Angeles Logistics Assets include:

•	Two marine terminals with expected throughput of 285,000 barrels per day, which includes a marine terminal capable of handling a two million barrel capacity Very Large Crude Carrier.

•	Over 100 miles of active crude oil and refined products pipeline system connecting Tesoro’s Los Angeles refining complex with the acquired marine terminal facilities and TLLP’s Los Angeles area refined products terminal and storage facilities, with initial expected throughput of 550,000 barrels per day.

•	Dedicated crude oil and refined products storage terminals with capacity of 2.0 million barrels.

•	A petroleum coke handling and storage facility with an expected throughput of 2,600 metric tons per day, a refined products terminal and a shipping container storage lot.

The acquisition price of $650 million included cash of $585 million and TLLP equity valued at approximately $65 million. The cash consideration was financed with net borrowings of $250 million from the Partnership’s revolving credit facility and proceeds from the Partnership’s recently completed equity offering and cash on hand. The equity consideration was based on the average daily closing price of TLLP’s common units for the 10 trading days prior to closing, or $50.86 per unit, with 1,126,348 units in the form of common units and 151,695 units in the form of general partner units.

“The completion of the Los Angeles Logistics Assets acquisition represents an additional step-change for TLLP as we continue to deliver on our commitment of growing the business through stable, fee-based logistics assets,” said Greg Goff, TLLP’s Chairman and Chief Executive Officer. “We continue to expect that the acquisition of the assets will be immediately accretive to unitholder cash distributions and provide significant opportunities to benefit from optimization initiatives and organic growth.”

About Tesoro Logistics LP

Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations that the acquisition is immediately accretive to unitholder distributions; future capital expenditures and capital reimbursements, future throughput volumes at the acquired facilities, future contributions from asset optimization and organic growth; and estimated EBITDA associated with acquired assets. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:

Investors:

Chris Castro, Investor Relations Manager, (210) 626-7202

Media:

Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP

RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP

(Unaudited, in millions)

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Los Angeles Logistics Assets
	First Full Year of Operation	After First Full Year of Operation
Forecasted net income	$28 – 33	$33 – 43
Add: Depreciation and amortization expenses (a)	12	12
Add: Interest and financing costs, net (b)	20	20

Forecasted EBITDA (c)	$60 – 65	$65 – 75

(a)	Depreciation and amortization expenses have been calculated using an estimated acquisition price allocation value of $240 million for long-lived assets.
(b)	Forecasted net interest and financing costs assume an equal split of debt and equity financing.

(c)	We define EBITDA as net income before depreciation and amortization expenses and net interest and financing costs. EBITDA should not be considered as an alternative to net income in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income. EBITDA is not a measure prescribed by U.S. GAAP but is a supplemental financial measure that is used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.